Exhibit 99.1

Contacts Investors William Craumer 650.638.6382 craumewc@appliedbiosystems.com	301 Merritt 7 Norwalk, CT 06851 U.S.A. T (203) 840-2000 www.appliedbiosystems.com

Media

Peter Dworkin

650.554.2479

dworkipg@appliedbiosystems.com

APPLIED BIOSYSTEMS REPORTS FISCAL 2009 FIRST QUARTER RESULTS

—	Q1 net revenues increased 6% to $533.1 million

—	Q1 fully diluted GAAP EPS of $0.44

—	Q1 non-GAAP EPS of $0.48

FOSTER CITY, CA, October 22, 2008 – Applied Biosystems Inc. (NYSE: ABI) today reported net revenues of $533.1 million for the first quarter of fiscal 2009, an increase of over 6% compared to the prior year quarter of $501.2 million. The net effect of foreign currency on net revenues was a favorable impact of less than 3% compared to the prior year quarter, yielding a growth rate of approximately 4% excluding the impact of currency. Prior to July 1, 2008, Applied Biosystems Inc. (formerly known as Applera Corporation) operated through two business segments, the Applied Biosystems Group and the Celera Group. On July 1, 2008, all of the business, assets, and liabilities of the Celera Group were separated into an independent publicly traded company known as Celera Corporation, and the Applied Biosystems Group became our only business. Accordingly, amounts for prior periods have been restated to reflect the Celera business as discontinued operations.

For the first quarter of fiscal 2009, Applied Biosystems reported income from continuing operations of $77.2 million, or $0.44 per share, compared to $60.5 million, or $0.32 per share, for the prior year quarter. Results in both periods were affected by the specified items described in the paragraphs below. Earnings per share (EPS) from continuing operations on a non-GAAP basis, excluding the items specified below, were $0.48, a 55% increase compared to $0.31 on a restated basis for the prior year quarter. The net effect of foreign currency was a benefit of approximately $0.02 per share compared to the prior-year quarter.

Net income for the first quarter of fiscal 2009 was $77.2 million, compared to $61.7 million for the prior year quarter. Net income for the first quarter of fiscal 2008 included net income of $1.2 million for discontinued operations related to the former Celera business.

“This was a solid quarter for us. Revenue growth was good and earnings growth was outstanding. We have good momentum as we head into the merger with Invitrogen,” said Tony L. White, Chief Executive Officer.

Mark Stevenson, President and Chief Operating Officer, commented further, “During the quarter we generated double-digit growth in our Real Time PCR/Applied Genomics business. Our SOLiD system gained further traction in the marketplace, helping to drive good growth in the DNA sequencing business. Mass spectrometry performance was disappointing but not altogether surprising as customers awaited the launch of new platform products that we introduced earlier this month.”

During the first quarters of both fiscal 2009 and 2008, Applied Biosystems recorded items that affected the comparability of results. For the first quarter of fiscal 2009, the Company recorded pre-tax items that decreased income before taxes by approximately $10.2 million. These items included expenses of approximately $4.7 million for professional fees and other costs related to the pending merger with Invitrogen; an impairment charge of $2.9 million for investments; and $2.6 million of amortization expense related to acquired intangibles.

During the first quarter of fiscal 2008, the Company recorded pre-tax items that increased income before taxes by approximately $5.0 million. These items included a gain of approximately $7.6 million primarily due to a settlement and licensing agreement and $2.6 million of amortization expense related to acquired intangibles. Also recorded during the first quarter of fiscal 2008 were tax charges of $1.8 million primarily related to the recalculation of deferred tax assets as a result of a decrease in the statutory tax rate in Germany.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts

(Dollar amounts in millions)

	Three months ended September 30, 2008			Three months ended September 30, 2007
	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts
Operating income	$105.5	$(7.3)	$112.8	$84.9	$5.0	$79.9
Income from continuing operations before income taxes	106.8	(10.2)	117.0	89.6	5.0	84.6
Provision for income taxes	29.6	(3.1)	32.7	29.1	3.4	25.7
Income from continuing operations	77.2	(7.1)	84.3	60.5	1.6	58.9

Adjusted income from continuing operations for earnings per share	$77.2	$(7.1)	$84.3	$60.5	$1.6	$58.9

Total diluted earnings per share from continuing operations	$0.44	$(0.04)	$0.48	$0.32	$0.01	$0.31

Quarterly Financial Highlights

—

Revenues by source and the change relative to the prior year quarter were: $192.2 million for Instruments, a 1% increase; $231.5 million for Consumables, a 7% increase; and $109.4 million for Other Sources, including service and support, royalties, licenses and consulting, a 14% increase. Revenues from Other Sources included $72.4 million from our Services business and $27.5 million from royalties and licenses.

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Revenues for major geographic regions and their change relative to the prior year quarter were: $226.9 million in the United States, a 1% increase; $178.6 million in Europe, an 8% increase including favorable foreign currency effects of approximately 6%; $43.1 million in Japan, a 10% decrease including favorable foreign currency effects of approximately 5%; and $58.1 million in Other Asia Pacific countries, a 38% increase including favorable foreign currency effects of approximately 2%.

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Gross margin in the first quarter of fiscal 2009 was 60.5%, versus 55.8% in the prior year quarter. The increase in gross margin was due to a number of factors including lower enzyme costs, higher volume along with a favorable product mix, final payment from the U.S. Department of Defense related to a terminated Air Force contract, and the favorable impact of currency.

—

Selling, general, and administrative (SG&A) expenditures in the first quarter of fiscal 2009 were $160.3 million, or 30.1% of revenues, compared to $149.4 million, or 29.8% of revenues in the prior year quarter. The increase was primarily due to the unfavorable impact of currency and employee-related costs.

—	Research and development (R&D) expenditures in the first quarter of fiscal 2009 were $49.3 million, or 9.2% of revenues, compared to $50.6 million, or 10.1% of revenues, in the prior year quarter.

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Cash flow from continuing operations was $73.8 million and capital expenditures were $15.3 million for the quarter. Depreciation and amortization expense was $18.4 million. As of the end of the quarter, cash and short term investments were $368 million, down from $543.2 million as of June 30, 2008. This decrease was primarily due to a reclassification of $113 million from cash and cash equivalents to other receivables as well as loan repayments associated with the accelerated share repurchase program completed in FY 2008, partially offset by cash flow from operations. The reclassification to other receivables relates to $97 million that was invested in the Reserve Primary Fund, a money market fund currently in liquidation, and $16 million that was a term deposit with a Dutch branch of Landsbanki, an Icelandic bank that was nationalized and has suspended repaying creditors. Trade accounts receivable were $384.2 million, representing 57 days sales outstanding, and inventory was $175.8 million, representing 4.5 months of inventory on hand.

Recent Business Developments

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Yesterday, Applied Biosystems launched the TaqMan® OpenArray™ Genotyping System designed to enable customers to leverage the speed and accuracy of gold-standard Taqman technology for screening and validation applications in fast-growing markets such as disease association studies and understanding drug treatment response as a function of individual genotype in clinical studies.

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Earlier in October, Applied Biosystems introduced two new mass spectrometry systems – the AB SCIEX Triple quad 5500 and the AB SCIEX QTRAP 5500 – based on a completely new, next-generation platform that is expected to set elevated standards for sensitivity, scan speed and functionality. These systems are ideally suited for fast-growing application areas like drug metabolite identification, protein biomarker validation, and food and water analysis.

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Also in October, Applied Biosystems announced the SOLiD 3 system, which is expected to further extend the industry-leading accuracy and throughput capabilities of this next-generation sequencing platform while providing new automation options and streamlined workflows. SOLiD 3 is expected to lower the cost of sequencing an entire human genome to less than $10,000, a level that may catalyze new research to understand the cause, diagnosis and potential treatment of complex diseases. The Company also announced two SOLiD-optimized kits for the analysis of small RNAs and transcriptome-wide expression profiles.

—

At the end of September, Applied Biosystems received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for our new 7500 Fast Dx Real-Time PCR Instrument for use with the new CDC rtPCR flu panel. Together with the 7500 Fast Dx Real-Time PCR Instrument, the new CDC diagnostic assay can accurately detect and identify commonly circulating human influenza viruses as well as avian influenza A (H5N1, Asian lineage) viruses within four hours and in multiple samples at one time, aiding public health officials in making rapid and accurate diagnoses.

—

In related news, Applied Biosystems’ Singapore facility received ISO 13485:2003 quality certification during the quarter for in-vitro diagnostic medical devices, enhancing the Company’s ability to serve its customers in applied and validated markets. This stringent, globally recognized management system standard enables CE Marking of products for sale within the European Community.

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During the quarter, Applied Biosystems made several announcements about how its systems were advancing quality and safety testing. In September, the FDA purchased seven of the Company’s 4000 QTRAP® Systems for the analysis of potentially harmful pesticides in the U.S. food supply. And early in October, the Company introduced a rapid, rtPCR-based molecular test to detect mycoplasma contamination in biopharmaceutical manufacturing operations. Rapid molecular methods are gaining increasing use in pharmaceutical manufacturing for the analysis of contaminants such as bacteria and fungi.

Invitrogen Merger

Applied Biosystems and Invitrogen currently expect their pending merger to close in mid November, subject to stockholder approvals and clearance by the European Union and the satisfaction of customary closing conditions. In view of the merger, Applied Biosystems is not updating its previous Outlook for fiscal 2009.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures including earnings per share and operating margin adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; amortization of acquired intangibles; costs incurred in connection with the separation of Celera from the Company; costs incurred in connection with the pending merger with Invitrogen; and special tax items. In addition, for non-GAAP financial measures, we have also excluded the allocation of interperiod taxes and intercompany sales. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes.

Conference Call & Webcast

A conference call with Applied Biosystems executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. During the call, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.614.3943 and enter passcode

92894959 at any time from 10:45 a.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section, Presentations/Events page at www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on October 22 until November 5, 2008. Interested parties should call 617.801.6888 and enter passcode 76254963.

About Applied Biosystems Inc.

Applied Biosystems Inc. (formerly known as Applera Corporation) is a global leader in the development and marketing of instrument-based systems, consumables, software, and services for academic research, the life science industry and commercial markets. Driven by its employees’ belief in the power of science to improve the human condition, the company commercializes innovative technology solutions for DNA, RNA, protein and small molecule analysis. Customers across the disciplines of academic and clinical research, pharmaceutical research and manufacturing, forensic DNA analysis, and agricultural biotechnology use the company’s tools and services to accelerate scientific discovery, improve processes related to drug discovery and development, detect potentially pathogenic microorganisms, and identify individuals based on DNA sources. Applied Biosystems has a comprehensive service and field applications support team for a global installed base of high-performance genetic and protein analysis solutions. Applied Biosystems Inc. is headquartered in Norwalk, CT. On June 12, 2008, Applera Corporation and Invitrogen Corporation (NASDAQ: IVGN) announced that their Boards of Directors had approved a definitive merger agreement under which Invitrogen will acquire all of the outstanding shares of Applied Biosystems stock. The merger is subject to customary closing conditions and is currently expected to close in mid-November 2008, subject to stockholder approvals and receipt of antitrust clearance under the European Council Merger Regulation. Information about Applied Biosystems, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.appliedbiosystems.com. All information in this release is as of the date of the release, and Applied Biosystems does not undertake any duty to update this information unless required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, Invitrogen and Applied Biosystems have filed a joint proxy statement/prospectus as part of a registration statement on Form S-4 regarding the proposed transaction with the Securities and Exchange Commission, or SEC. The definitive joint proxy statement/prospectus has been mailed to shareholders of both companies. A supplement to the definitive joint proxy statement / prospectus has been filed with the SEC and mailed to stockholders of both companies. Investors and security holders are urged to read the joint proxy statement/prospectus in its entirety, including the supplement thereto, because it contains important information about Invitrogen and Applied Biosystems and the proposed transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus, including the supplement thereto, and other documents at the SEC’s website at www.sec.gov. The definitive joint proxy statement/prospectus, including the supplement thereto, and other relevant documents may also be obtained free of charge from Invitrogen by directing such requests to: Invitrogen Corporation, Attention: Investor Relations, 5791 Van Allen Way, Carlsbad, CA 92008, and from Applied Biosystems Inc. at: Applied Biosystems Inc., Attention: Investor Relations 850 Lincoln Center Drive, Foster City, CA 94404.

Participants in the Solicitation

Invitrogen and Applied Biosystems and their respective directors, executive officers and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information concerning all of the participants in the solicitation is included in the joint proxy statement/prospectus relating to the proposed merger. This document is available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from: Invitrogen Investor Relations, telephone: 760-603-7200 or on Invitrogen’s website at http://www.invitrogen.com; or from Applied Biosystems Investor Relations, telephone: (650) 554-2449 or on the Applied Biosystems’ web site at http://www.appliedbiosystems.com.

Applied Biosystems Forward-Looking Statements

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “should,” “anticipate,” “planned,” and “expect,” among others. These forward-looking statements are based on our current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our business, including the proposed merger with Invitrogen, include but are not limited to: (1) our proposed merger with Invitrogen is subject to the approval of the EU Commission under the EC Merger Regulation, and we cannot provide assurances as to whether we will obtain the Commission’s clearance or whether the clearance granted will be subject to any conditions on the Company resulting from the merger; (2) our proposed merger with Invitrogen also requires the approval of our and Invitrogen’s stockholders and is subject to the satisfaction of various other conditions specified in the merger agreement, and we cannot provide assurances that all of the conditions will be satisfied; (3) the announcement of the proposed merger and our planning for the integration of the two companies could disrupt our business plans and operations, adversely affect our relationships with other companies such as customers and suppliers, and divert the attention of our management; (4) rapidly changing technology and evolving industry standards could adversely affect demand for our products, and our business is dependent on development and customer acceptance of new products; (5) our sales are dependent on customers’ capital spending policies and government-sponsored research; (6) we have significant overseas operations, and fluctuations in the value of foreign currencies could affect our financial and operating results; (7) our growth depends in part on our ability to acquire complementary technologies through acquisitions, investments, or other strategic relationships or alliances, which may not be successful, may absorb significant resources, may cause dilution, and may result in impairment or other charges; (8) we may be subject to liabilities related to our use, manufacture, sale, and distribution of hazardous materials; (9) some of our principal facilities are subject to the risk of earthquakes, which could interrupt operations; (10) our products are based on complex, rapidly developing technologies, which has resulted in some ongoing legal actions against us and which creates a constant risk of lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (11) some of the intellectual property that is important to our business is owned by other companies or institutions and licensed to us, and legal actions against these companies or institutions could harm our business; (12) we may need to license intellectual property from third parties to avoid or settle legal actions brought against us; (13) we are dependent on the operation of computer hardware, software, and Internet applications and related technology for our business, particularly those areas of our business focused on the development and marketing of information-based products and services; (14) new clinical diagnostic instruments to be developed by us may not receive required regulatory clearances and/or may not be accepted and adopted by the market; (15) we rely on a single supplier or a limited number of suppliers for some key products and key components of some of our products; and (16) other factors that might be described from time to time in our filings with the Securities and Exchange Commission.

©Copyright 2008. Applied Biosystems Inc. All rights reserved. Applera, Applied Biosystems, and AB (Design) are registered trademarks and SOLiD, StepOne, and StepOnePlus are trademarks of Applied Biosystems Inc. or its subsidiaries in the U.S. and/or certain other countries. Invitrogen is a registered trademark of Invitrogen Corporation. Analyst is a registered trademark of Applied Biosystems/MDS Sciex Instruments. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

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APPLIED BIOSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended September 30,
	2008	2007
Net revenues	$ 533.1	$ 501.2
Cost of sales	210.7	221.3

Gross margin	322.4	279.9
Selling, general and administrative	160.3	149.4
Research and development	49.3	50.6
Amortization of purchased intangible assets	2.6	2.6
Employee-related charges, asset impairments and other	4.7
Asset dispositions and legal settlements		(7.6)

Operating income	105.5	84.9
Loss on investments, net	(2.9)
Interest income (expense), net	4.0	3.6
Other income (expense), net	0.2	1.1

Income from continuing operations before income taxes	106.8	89.6
Provision for income taxes	29.6	29.1

Income from continuing operations	77.2	60.5
Net income from discontinued operations		1.2

Net income	$ 77.2	$ 61.7

Earnings per share analysis

Income from Continuing Operations per share(a)
Basic	$ 0.46	$ 0.33
Diluted	$ 0.44	$ 0.32

Income from Discontinued Operations per share(b)
Basic and Diluted	$ -	$ 0.02

(a) Income from Continuing Operations per share based on weighted average outstanding shares of Applied Biosytems stock as follows:
Basic	169,214,000	182,971,000
Diluted	174,138,000	188,383,000

(b) Income from discontinued operations per share based on weighted average outstanding shares of Celera stock as follows:
Basic		79,081,000
Diluted		80,301,000

APPLIED BIOSYSTEMS INC.

Revenues By Product Categories

(Dollar amounts in millions)

(Unaudited)

	Three months ended September 30,
	2008	2007	Change
DNA Sequencing	$ 140.0	$ 129.0	9%
% of total revenues	26%	26%
Real-Time PCR/Applied Genomics	202.7	180.1	13%
% of total revenues	38%	36%
Mass Spectrometry	109.2	121.1	-10%
% of total revenues	21%	24%
Core PCR & DNA Synthesis	54.3	46.6	17%
% of total revenues	10%	9%
Other Product Lines	26.9	24.4	10%
% of total revenues	5%	5%

Total	$ 533.1	$ 501.2	6%